Exhibit (a)(18)

Amended Designation of Two Existing Series of Shares of Beneficial Interest,

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Section 5.11.6 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000, as amended and restated or otherwise modified from time to time, the Series of shares of beneficial interest of the Trust designated as “PIMCO Real Income 2020 Fund” and “PIMCO Real Income 2030 Fund” by instrument dated May 23, 2009, are hereby redesignated, without in any way changing the rights or privileges of the Series or their shareholders, as “PIMCO Real Income 2019 Fund” and “PIMCO Real Income 2029 Fund,” respectively.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 28th day of August, 2009.

/s/ E. Philip Cannon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ William J. Popejoy
William J. Popejoy

/s/ Ronald C. Parker
Ronald C. Parker

/s/ Richard M. Weil
Richard M. Weil